Exhibit 4.03

PALATIN TECHNOLOGIES, INC.
2011 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

As Approved by the Company’s Stockholders on June 11, 2015

1.           Establishment, Purpose, Duration.

a.           Establishment.  Palatin Technologies, Inc. (the “Company”) established an equity compensation plan known as the Palatin Technologies, Inc. 2011 Stock Incentive Plan (the “Plan”) effective as of March 11, 2011 (the “Effective Date”).  The Company’s stockholders approved the Plan on May 11, 2011 (the “Approval Date”).  The Plan is hereby amended and restated as of March 3, 2015.  Definitions of capitalized terms used in the Plan are contained in Section 2 of the Plan.

b.           Purpose.  The purpose of the Plan is to attract and retain Directors, Consultants, officers and other key employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for superior performance.

c.           Duration.  No Award may be granted under the Plan after the day immediately preceding the tenth (10th) anniversary of the Effective Date, or such earlier date as the Board shall determine.  The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

d.           Prior Plans.  The Palatin Technologies, Inc. 2005 Stock Plan, as amended (the “Prior Plan”) terminated in its entirety effective on the Approval Date; provided that all outstanding awards under the Prior Plan as of the Approval Date remain outstanding and shall be administered and settled in accordance with the provisions of the Prior Plan.

2.           Definitions.  As used in the Plan, the following definitions shall apply.

“Applicable Laws” means the applicable requirements relating to the administration of equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

“Approval Date” has the meaning given such term in Section 1(a).

“Award” means a Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Shares Award, Restricted Share Unit, Other Share-Based Award, or Cash-Based Award granted pursuant to the terms and conditions of the Plan.

“Award Agreement” means either:  (i) an agreement, either in written or electronic format, entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan; or (ii) a statement, either in written or electronic format, issued by the Company to a Participant describing the terms and provisions of such Award, which need not be signed by the Participant.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” shall mean a cash Award granted pursuant to Section 12 of the Plan.

“Cause” as a reason for a termination of a Participant’s employment shall have the meaning assigned such term, if any, in the employment agreement, if any, between the Participant and the Company or a Subsidiary, or if none, under a severance plan or arrangement maintained by the Company or a Subsidiary that applies to the Participant on the date of termination.  If the Participant is not a party to an employment agreement with the Company or a Subsidiary in which such term is defined or if during the applicable severance protection period, the Participant is not a participant in any severance plan or arrangement maintained by the Company or a Subsidiary, then unless otherwise defined in the applicable Award Agreement, then the term “Cause” shall mean:  (a) (i) the Participant’s material breach of, or habitual neglect or failure to perform the material aspects of his or her duties; (ii) the Participant’s material failure to follow the reasonable directives or policies established by or at the direction of the board; or (iii) the Participant’s engaging in conduct that is materially detrimental to the interests of the Company such that the Company sustains a material loss or injury as a result thereof, provided that the breach or failure of performance by the Participant under subparagraphs (i) through (iii) hereof is not cured, to the extent cure is possible, within ten (10) days of the delivery to the Participant of written notice thereof; (b) the willful breach by the Participant of any provision of any confidentiality, invention and non-disclosure, non-competition or similar agreement between the Participant and the Company; or (c) the conviction of the Participant of, or the entry of a pleading of guilty or nolo contendere by the Participant to, any crime involving moral turpitude or any felony.

“Change in Control” means the occurrence of any of the following events:  (a) Any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (b) the date the individuals who, during any twelve month period, constitute the board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director during the twelve month period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (c) the consummation of a merger or consolidation of the Company approved by the stockholders of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (d) a sale of all or substantially all of the assets of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or such other committee or subcommittee of the Board as may be duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board.  To the extent required by Applicable Laws, the Committee shall consist of two or more members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act, an “outside director” within the meaning of regulations promulgated under Section 162(m) of the Code, and an “independent director” within the meaning of applicable rules of any securities exchange upon which Shares are listed.

“Company” has the meaning given such term in Section 1(a) and any successor thereto.

“Consultant” means an independent contractor that (a) performs services for the Company or a Subsidiary in a capacity other than as an Employee or Director and (b) qualifies as a consultant under the applicable rules of the SEC for registration of shares on a Form S-8 Registration Statement.

“Date of Grant” means the date as of which an Award is determined to be effective and designated in a resolution by the Committee and is granted pursuant to the Plan.  The Date of Grant shall not be earlier than the date of the resolution and action therein by the Committee.  In no event shall the Date of Grant be earlier than the Effective Date.

“Detrimental Activity” except as may be otherwise specified in a Participant’s Award Agreement, means:  (a) Engaging in any activity of competition, as specified in any covenant not to compete set forth in any agreement between a Participant and the Company or a Subsidiary, including, but not limited to, the Participant’s Award Agreement or any severance plan maintained by the Company or a Subsidiary that covers the Participant, during the period of restriction specified in the agreement or plan prohibiting the Participant from engaging in such activity; (b) Engaging in any activity of solicitation, as specified in any covenant not to solicit set forth in any agreement between a Participant and the Company or a Subsidiary, including, but not limited to, the Participant’s Award Agreement or any severance plan maintained by the Company or a Subsidiary that covers the Participant, during the period of restriction specified in the agreement or plan prohibiting the Participant from engaging in such activity; (c) The disclosure of confidential information to anyone outside the Company or a Subsidiary, or the use in other than the Company’s or a Subsidiary’s business in violation of any covenant not to disclose set forth in any agreement between a Participant and the Company or a Subsidiary, including, but not limited to, the Participant’s Award Agreement or any severance plan maintained by the Company or a Subsidiary that covers the Participant, during the period of restriction specified in the agreement or plan prohibiting the Participant from engaging in such activity; (d) The violation of any development and inventions, ownership of works, or similar provision set forth in any agreement between a Participant and the Company or a Subsidiary, including, but not limited to, the Participant’s Award Agreement or any severance plan maintained by the Company or a Subsidiary that covers the Participant; (e) Participant’s commission of any act of fraud, misappropriation or embezzlement against or in connection with the Company or any of its Subsidiaries or their respective businesses or operations; or (f) a conviction, guilty plea or plea of nolo contendere of Participant for any crime involving dishonesty or for any felony.

“Director” means any individual who is a member of the Board who is not an Employee.

“Effective Date” has the meaning given such term in Section 1(a).

“Employee” means any employee of the Company or a Subsidiary; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, the term “Employee” has the meaning given to such term in Section 3401(c) of the Code, as interpreted by the regulations thereunder and Applicable Law.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Fair Market Value” means the value of one Share on any relevant date, determined under the following rules:  (a) the closing sale price per Share on that date as reported on the principal exchange or national market system on which Shares are then trading, or if there are no sales on that date, on the next preceding trading day during which a sale occurred; (b) if the Shares are not reported on a principal exchange or national market system, the average of the closing bid and asked prices last quoted on that date by an established quotation service for over-the-counter securities; or (c) if neither (a) nor (b) applies, (i) with respect to Stock Options, Stock Appreciation Rights and any Award of stock rights that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code, and (ii) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

“Incentive Stock Option” or “ISO” means a Stock Option that is designated as an Incentive Stock Option and that is intended to meet the requirements of Section 422 of the Code.

“Nonqualified Stock Option” means a Stock Option that is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

“Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of the Plan, granted in accordance with the terms and conditions set forth in Section 10.

“Participant” means any eligible individual as set forth in Section 5 who holds one or more outstanding Awards.

“Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code.

“Performance Objectives” means the measurable performance objective or objectives established by the Committee pursuant to the Plan.  Any Performance Objectives may relate to the performance of the Company or one or more of its Subsidiaries, divisions, departments, units, functions, partnerships, joint ventures or minority investments, product lines or products, or the performance of the individual Participant, and may include, without limitation, the Performance Objectives set forth in Section 14(b).  The Performance Objectives may be made relative to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Objectives as compared to various stock market indices.  Performance Objectives may be stated as a combination of the listed factors.

“Plan” means this Palatin Technologies, Inc. 2011 Stock Incentive Plan, as amended from time to time.

“Prior Plan” has the meaning given such term in Section 1(d).

“Restricted Shares” means Shares granted or sold pursuant to Section 8 as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 8 has expired.

“Restricted Share Unit” means a grant or sale of the right to receive Shares or cash at the end of a specified restricted period made pursuant to Section 9.

“SEC” means the United States Securities and Exchange Commission.

“Share” means a share of common stock, par value $.01, of the Company, or any security into which such Share may be changed by reason of any transaction or event of the type referred to in Section 16.

“Stock Appreciation Right” means a right granted pursuant to Section 7.

“Stock Option” means a right to purchase a Share granted to a Participant under the Plan in accordance with the terms and conditions set forth in Section 6.  Stock Options may be either Incentive Stock Options or Nonqualified Stock Options.

“Subsidiary” means:  (a) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (b) for all other purposes under the Plan, any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

“Ten Percent Stockholder” shall mean any Participant who owns more than 10% of the combined voting power of all classes of stock of the Company, within the meaning of Section 422 of the Code.

3.           Shares Available Under the Plan.

a.           Shares Available for Awards.  The maximum number of Shares that may be issued or delivered pursuant to Awards under the Plan shall be 10,000,000, plus the number of Shares that, on the Approval Date, were available to be granted under the Prior Plan but which were not then subject to outstanding awards under the Prior Plan, all of which may be granted with respect to Incentive Stock Options.  Shares issued or delivered pursuant to an Award may be authorized but unissued Shares, treasury Shares, including Shares purchased in the open market, or a combination of the foregoing.  The aggregate number of Shares available for issuance or delivery under the Plan shall be subject to adjustment as provided in Section 16.

b.           Share Usage.  In addition to the number of Shares provided for in Section 3(a), the following Shares shall be available for Awards under the Plan:  (1) Shares covered by an Award that expires or is forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares; (ii) Shares covered by an Award that is settled only in cash; (iii) Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees, Consultants or Directors as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or any of its Affiliates (except as may be required by reason of Section 422 of the Code or the rules and regulations of any stock exchange or other trading market on which the Shares are listed); (iv)any Shares subject to outstanding awards under the Prior Plans as of the Approval Date that on or after the Approval Date are forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares; and (v) any Shares from awards exercised for or settled in vested and nonforfeitable Shares that are later returned to the Company pursuant to any compensation recoupment policy, provision or agreement.  Notwithstanding the foregoing, the following Shares issued or delivered under this Plan shall not again be available for grant as described above:  Shares tendered in payment of the exercise price of a Stock Option, Shares withheld by the Company or any Subsidiary to satisfy a tax withholding obligation, and Shares that are repurchased by the Company with Stock Option proceeds.  Without limiting the foregoing, with respect to any Stock Appreciation Right that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise.

c.           Per Participant Limits.  Subject to adjustment as provided in Section 16 of the Plan, the following limits shall apply with respect to Awards that are intended to qualify for the Performance-Based Exception:  (i) the maximum aggregate number of Shares that may be subject to Stock Options or Stock Appreciation Rights granted in any calendar year to any one Participant shall be 750,000 Shares; (ii) the maximum aggregate number of Restricted Shares and Shares issuable or deliverable under Restricted Share Units granted in any calendar year to any one Participant shall be 750,000 Shares; (iii) the maximum aggregate compensation that can be paid pursuant to Cash-Based Awards or Other Share-Based Awards granted in any calendar year to any one Participant shall be $750,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount; and (iv) the maximum dividend equivalents that may be paid in any calendar year to any one Participant shall be $100,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

4.           Administration of the Plan.

a.           In General.  The Plan shall be administered by the Committee.  Except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to take all actions determined by the Committee to be necessary in the administration of the Plan, including, without limitation, discretion to:  select Award recipients; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; grant waivers of terms, conditions, restrictions and limitations applicable to any Award, or accelerate the vesting or exercisability of any Award, in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate.  To the extent permitted by Applicable Laws, the Committee may, in its discretion, delegate to one or more Directors or Employees any of the Committee’s authority under the Plan.  The acts of any such delegates shall be treated hereunder as acts of the Committee with respect to any matters so delegated.

b.           Determinations.  The Committee shall have no obligation to treat Participants or eligible Participants uniformly, and the Committee may make determinations under the Plan selectively among Participants who receive, or Employees, Consultants or Directors who are eligible to receive, Awards (whether or not such Participants or eligible Employees, Consultants or Directors are similarly situated).  All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its stockholders, Directors, Consultants, Employees, Participants and their estates and beneficiaries.

c.           Authority of the Board.  The Board may reserve to itself any or all of the authority or responsibility of the Committee under the Plan or may act as the administrator of the Plan for any and all purposes.  To the extent the Board has reserved any such authority or responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4(c)) shall include the Board.  To the extent that any action of the Board under the Plan conflicts with any action taken by the Committee, the action of the Board shall control.

5.           Eligibility and Participation.  Each Employee, Consultant and Director is eligible to participate in the Plan.  Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Consultants and Directors those to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by Applicable Law and the amount of each Award.

6.           Stock Options.  Subject to the terms and conditions of the Plan, Stock Options may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a.           Award Agreement.  Each Stock Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Option, the number of Shares covered by the Stock Option, the conditions upon which the Stock Option shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.  The Award Agreement also shall specify whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

b.           Exercise Price.  The exercise price per Share of an Option shall be determined by the Committee at the time the Stock Option is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant.

c.           Term.  The term of an Option shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Option exceed ten (10) years from its Date of Grant.

d.           Exercisability.  Stock Options shall become exercisable at such times and upon such terms and conditions as shall be determined by the Committee and set forth in the related Award Agreement.  Such terms and conditions may include, without limitation, the satisfaction of (a) performance goals based on one or more Performance Objectives, and (b) time-based vesting requirements.

e.           Exercise of Options.  Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Option may be exercised for all or any portion of the Shares for which it is then exercisable.  A Stock Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Option is to be exercised and full payment of the exercise price for such Shares.  The exercise price of a Stock Option may be paid:  (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; (iii) by a cashless exercise (including by withholding Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by Applicable Law); (iv) by a combination of the methods described in clauses (i), (ii) and/or (iii); or (v) though any other method approved by the Committee in its sole discretion.  As soon as practicable after receipt of the notification of exercise and full payment of the exercise price, the Company shall cause the appropriate number of Shares to be issued to the Participant.

f.           Special Rules Applicable to Incentive Stock Options.  Notwithstanding any other provision in the Plan to the contrary:

(i)           Incentive Stock Options may be granted only to Employees of the Company and its Subsidiaries.  The terms and conditions of Incentive Stock Options shall be subject to and comply with the requirements of Section 422 of the Code.

(ii)           To the extent that the aggregate Fair Market Value of the Shares (determined as of the Date of Grant) with respect to which an Incentive Stock Option is exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) is greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code, then the Stock Option shall be treated as a Nonqualified Stock Option.

(iii)           No Incentive Stock Option shall be granted to any Participant who, on the Date of Grant, is a Ten Percent Stockholder, unless (x) the exercise price per Share of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the Date of Grant, and (y) the term of such Incentive Stock Option shall not exceed five (5) years from the Date of Grant.

7.           Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a.           Award Agreement.  Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

b.           Exercise Price.  The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant.

c.           Term.  The term of a Stock Appreciation Right shall be determined by the Committee and set forth in the related Award Agreement; provided however, that in no event shall the term of any Stock Appreciation Right exceed ten (10) years from its Date of Grant.

d.           Exercisability of Stock Appreciation Rights.  A Stock Appreciation Right shall become exercisable at such times and upon such terms and conditions as may be determined by the Committee and set forth in the related Award Agreement.  Such terms and conditions may include, without limitation, the satisfaction of (i) performance goals based on one or more Performance Objectives, and (ii) time-based vesting requirements.

e.           Exercise of Stock Appreciation Rights.  Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable.  A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised.  Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to (a) the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the exercise price per Share, multiplied by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised.  A Stock Appreciation Right may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

8.                      Restricted Shares.  Subject to the terms and conditions of the Plan, Restricted Shares may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a.           Award Agreement.  Each Restricted Shares Award shall be evidenced by an Award Agreement that shall specify the number of Restricted Shares, the restricted period(s) applicable to the Restricted Shares, the conditions upon which the restrictions on the Restricted Shares will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

b.           Terms, Conditions and Restrictions.  The Committee shall impose such other terms, conditions and/or restrictions on any Restricted Shares as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Restricted Share, restrictions based on the achievement of specific Performance Objectives, time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Shares.  Unless otherwise provided in the related Award Agreement or required by Applicable Law, the restrictions imposed on Restricted Shares shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.

c.           Custody of Certificates.  To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Restricted Shares in the Company’s possession until such time as all terms, conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

d.           Rights Associated with Restricted Shares during Restricted Period.  During any restricted period applicable to Restricted Shares:  (i) the Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated; (ii) unless otherwise provided in the related Award Agreement, the Participant shall be entitled to exercise full voting rights associated with such Restricted Shares; and (iii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Restricted Shares during the restricted period (on a current or deferred basis, as determined by the Committee and set forth in the applicable Award Agreement); provided, however, that with respect to Restricted Shares that are conditioned upon the achievement of Performance Objectives, receipt of any such dividends or other distributions will be subject to the same terms and conditions as the Restricted Shares with respect to which they are paid.

9.           Restricted Share Units.  Subject to the terms and conditions of the Plan, Restricted Share Units may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a.           Award Agreement.  Each Restricted Share Unit shall be evidenced by an Award Agreement that shall specify the number of units, the restricted period(s) applicable to the Restricted Share Units, the conditions upon which the restrictions on the Restricted Share Units will lapse, the time and method of payment of the Restricted Share Units, and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

b.           Terms, Conditions and Restrictions.  The Committee shall impose such other terms, conditions and/or restrictions on any Restricted Share Units as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Restricted Share Unit, restrictions based on the achievement of specific Performance Objectives or time-based restrictions or holding requirements.

c.           Form of Settlement.  Restricted Share Units may be settled in whole Shares, Restricted Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

10.           Other Share-Based Awards.  Subject to the terms and conditions of the Plan, Other Share-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.  Other Share-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, Shares, and shall be in such form as the Committee shall determine, including without limitation, unrestricted Shares or time-based or performance-based units that are settled in Shares and/or cash.

a.           Award Agreement.  Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions upon which the Other Share-Based Award shall become vested, if applicable, the time and method of settlement, the form of settlement and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

b.           Form of Settlement.  An Other Share-Based Award may be settled in whole Shares, Restricted Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

11.           Dividend Equivalents.  At the discretion of the Committee, Awards granted pursuant to the Plan may provide Participants with the right to receive dividend equivalents, which may be paid currently or credited to an account for the Participants, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.  Notwithstanding the foregoing, (a) receipt of any dividend equivalents with respect to Awards that are conditioned upon the achievement of Performance Objectives will be subject to the same terms and conditions as the Award with respect to which they are paid, and (b) no dividend equivalents shall relate to Shares underlying a Stock Option or Stock Appreciation Right unless such dividend equivalent rights are explicitly set forth as a separate arrangement and do not cause any such Stock Option or Stock Appreciation Right to be subject to Section 409A of the Code.

12.           Cash-Based Awards.  Subject to the terms and conditions of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such other terms and conditions as shall be determined by the Committee in its sole discretion.  Each Cash-Based Award shall be evidenced by an Award Agreement that shall specify the payment amount or payment range, the time and method of settlement and the other terms and conditions, as applicable, of such Award which may include, without limitation, restrictions based on the achievement of specific Performance Objectives.

13.           Compliance with Section 409A.  Awards granted under the Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code.  To the extent that the Committee determines that any award granted under the Plan is subject to Section 409A of the Code, the Award Agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant.  Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section 13):  (a) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under the Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant; and (b) if an Award is subject to Section 409A of the Code, and if the Participant holding the award is a “specified employee” (as defined in Section 409A of the Code, with such classification to be determined in accordance with the methodology established by the Company), then, to the extent required to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant, no distribution or payment of any amount shall be made before the date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the date of the Participant’s death.  Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law.  The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

14.           Compliance with Section 162(m).

a.           In General.  Notwithstanding anything in the Plan to the contrary, Restricted Shares, Restricted Share Units, Other Share-Based Awards and Cash-Based Awards may be granted in a manner that is intended to qualify the Award for the Performance-Based Exception.  As determined by the Committee in its sole discretion, the grant, vesting, exercisability and/or settlement of any Awards intended to qualify the Award for the Performance-Based Exception shall be conditioned on the attainment of one or more Performance Objectives during a performance period established by the Committee.  Any such Award must meet the requirements of this Section 14.

b.           Performance Objectives.  If an Award is intended to qualify for the Performance-Based Exception, then the Performance Objectives shall be based on specified levels of, or growth in, one or more of the following criteria:  revenues, earnings from operations, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, earnings per share, return on total capital, return on invested capital, return on equity, return on assets, total return to stockholders, earnings before or after interest, or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, contribution margin, stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development milestones, clinical trial status, product approvals in geographic regions, market penetration, geographic business expansion goals, cost targets, customer satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.  To the extent consistent with the Performance-Based Exception, the Performance Objectives may be calculated without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company or its Subsidiaries or changes in applicable tax laws or accounting principles.

c.           Establishment of Performance Goals.  With respect to Awards intended to qualify for the Performance-Based Exception, the Committee shall establish:  (i) the applicable Performance Objectives and performance period, and (ii) the formula for computing the payout.  Such terms and conditions shall be established in writing while the outcome of the applicable performance period is substantially uncertain, but in no event later than the earlier of:  (x) ninety days after the beginning of the applicable performance period; or (y) the expiration of twenty-five percent (25%) of the applicable performance period.

d.           Certification of Performance.  With respect to any Award intended to qualify for the Performance-Based Exception, the Committee shall certify in writing whether the applicable Performance Objectives and other material terms imposed on such Award have been satisfied, and, if they have, ascertain the amount of the payout or vesting of the Award.  Notwithstanding any other provision of the Plan, payment or vesting of any such Award shall not be made until the Committee certifies in writing that the applicable Performance Objectives and any other material terms of such Award were in fact satisfied in a manner conforming to applicable regulations under Section 162(m) of the Code.

e.           Negative Discretion.  With respect to any Award intended to qualify for the Performance-Based Exception, the Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated Performance Objectives.  However, the Committee may, in its sole discretion, reduce the amount of compensation that is payable upon achievement of the designated Performance Objectives.

15.           Transferability.  Except as otherwise determined by the Committee, no Award or dividend equivalents paid with respect to any Award shall be transferable by the Participant except by will or the laws of descent and distribution; provided, that if so determined by the Committee, each Participant may, in a manner established by the Board or the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive Shares or other property issued or delivered under such Award.  Except as otherwise determined by the Committee, Stock Options and Stock Appreciation Rights will be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity to do so, by the Participant’s guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

16.           Adjustments.  In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation), such as a stock dividend, stock split, reverse stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause there to be an equitable adjustment in the numbers of Shares specified in Section 3 of the Plan and, with respect to outstanding Awards, in the number and kind of Shares subject to outstanding Awards, the exercise price or other price of Shares subject to outstanding Awards, in each case to prevent dilution or enlargement of the rights of Participants.  In the event of any other change in corporate capitalization, or in the event of a merger, consolidation, liquidation, or similar transaction, the Committee may, in its sole discretion, cause there to be an equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of Shares subject to any Award shall always be rounded down to a whole number.  Notwithstanding the foregoing, the Committee shall not make any adjustment pursuant to this Section 16 that would (i) cause any Stock Option intended to qualify as an ISO to fail to so qualify, (ii) cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A of the Code, or (iii) cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A of the Code.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all Participants and any other persons claiming under or through any Participant.

17.           Fractional Shares.  The Company shall not be required to issue or deliver any fractional Shares pursuant to the Plan and, unless otherwise provided by the Committee, fractional shares shall be settled in cash.

18.           Withholding Taxes.  To the extent required by Applicable Law, a Participant shall be required to satisfy, in a manner satisfactory to the Company or Subsidiary, as applicable, any withholding tax obligations that arise by reason of a Stock Option or Stock Appreciation Right exercise, the vesting of or settlement of Shares under an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award.  The Company and its Subsidiaries shall not be required to issue or deliver Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied.  The Committee may permit or require these obligations to be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued or delivered to a Participant upon exercise of a Stock Option or Stock Appreciation Right or upon the vesting or settlement of an Award, or by tendering Shares previously acquired, in each case having a Fair Market Value equal to the statutorily minimum amount required to be withheld or paid (or such other amount that will not result in adverse accounting consequences for the Company or a Subsidiary).  Any such elections are subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee.

19.           Foreign Employees.  Without amending the Plan, the Committee may grant Awards to Participants who are foreign nationals on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, and the like as may be necessary or advisable to comply with provisions of Applicable Laws of other countries in which the Company or its Subsidiaries operate or have employees.

20.           Detrimental Activity; Forfeiture of Awards.

a.           Detrimental Activity.  If a Participant has engaged in any Detrimental Activity, as determined by the Committee in its sole discretion, either during service with the Company or a Subsidiary or after termination of such service, then, promptly upon receiving notice of the Committee’s determination, the Participant shall: (i) forfeit all Awards granted under the Plan to the extent then held by the Participant; (ii) return to the Company or the Subsidiary all Shares that the Participant has not disposed of that had been acquired, pursuant to Awards granted under the Plan, within two (2) years prior to the date of the Participant’s initial commencement of the Detrimental Activity, in exchange for payment by the Company or the Subsidiary of any amount actually paid therefor by the Participant; and (iii) with respect to any Shares acquired, within two (2) years prior to the date of the Participant’s initial commencement of the Detrimental Activity, pursuant to an Award granted under the Plan that were disposed of, pay to the Company or the Subsidiary, in cash, the excess, if any, of:  (A) the Fair Market Value of the Shares on the date acquired, over (B) any amount actually paid by the Participant for the Shares.

b.           Compensation Recovery Policy.  Any Award granted to a Participant shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy adopted by the Company, including any such policy that may be adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission rule or applicable securities exchange.

c.           Set-Off and Other Remedies.  To the extent that amounts are not immediately returned or paid to the Company as provided in this Section 20, the Company may, to the extent permitted by Applicable Laws, seek other remedies, including a set off of the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant for any reason, including, without limitation, wages, or vacation pay or other benefits; provided, however, that, except to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4), such offset shall not apply to amounts that are “deferred compensation” within the meaning of Section 409A of the Code.

21.           Change in Control. In the event of a Change in Control, the Committee may, in its sole discretion and without providing prior notice or receiving the consent of the Participant, take such actions, if any, as it deems necessary or desirable with respect to any Award that is outstanding as of the date of the consummation of the Change in Control.  Such actions may include, without limitation:  (i) the acceleration of the vesting, settlement and/or exercisability of an Award; (ii) the payment of a cash amount in exchange for the cancellation of an Award; (iii) the cancellation of Stock Options and/or Stock Appreciation Rights without payment therefor if the Fair Market Value of a Share on the date of the Change in Control does not exceed the exercise price per Share of the applicable Awards; and/or (iv)make provisions for the assumption or conversion of Awards, or the issuance of substitute Awards that, in either case, substantially preserve the value, rights and benefits of any affected Awards.

22.           Amendment, Modification and Termination.

a.           In General.  The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no alteration or amendment that requires stockholder approval in order for the Plan to comply with any rule promulgated by the SEC or any securities exchange on which Shares are listed or any other Applicable Laws shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule.

b.           Adjustments to Outstanding Awards.  The Committee may in its sole discretion at any time (i) provide that all or a portion of a Participant’s Stock Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable; (ii) provide that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any Performance Objectives or other performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied; or (iii) waive any other limitation or requirement under any such Award, in each case, as of such date as the Committee may, in its sole discretion, declare.  Unless otherwise determined by the Committee, any such adjustment that is made with respect to an Award that is intended to qualify for the Performance-Based Exception shall be made at such times and in such manner as will not cause such Awards to fail to qualify under the Performance-Based Exception.  Additionally, the Committee shall not make any adjustment pursuant to this Section 22(b) that would cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A of the Code, or that would cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A of the Code.

c.           Prohibition on Repricing.  Except for adjustments made pursuant to Sections 16 or 21, the Board or the Committee will not, without the further approval of the stockholders of the Company, authorize the amendment of any outstanding Stock Option or Stock Appreciation Right to reduce the exercise price.  No Stock Option or Stock Appreciation Right will be cancelled and replaced with an Award having a lower exercise price, or for another Award, or for cash without further approval of the stockholders of the Company, except as provided in Sections 16 or 21.  Furthermore, no Stock Option or Stock Appreciation Right will provide for the payment, at the time of exercise, of a cash bonus or grant or sale of another Award without further approval of the stockholders of the Company.  This Section 22(c) is intended to prohibit the repricing of “underwater” Stock Options or Stock Appreciation Rights without stockholder approval and will not be construed to prohibit the adjustments provided for in Sections 16 or 21.

d.           Effect on Outstanding Awards.  Notwithstanding any other provision of the Plan to the contrary (other than Sections 16, 20, 21, 22(b) and 24(d)), no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.  Notwithstanding the preceding sentence, any ISO granted under the Plan may be modified by the Committee to disqualify such Stock Option from treatment as an “incentive stock option” under Section 422 of the Code.

23.           Applicable Laws.  The obligations of the Company with respect to Awards under the Plan shall be subject to all Applicable Laws and such approvals by any governmental agencies as the Committee determines may be required.  The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

24.           Miscellaneous.

a.           Deferral of Awards.  Except with respect to Stock Options and Stock Appreciation Rights, the Committee may permit Participants to elect to defer the issuance or delivery of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan.  The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.  All elections and deferrals permitted under this provision shall comply with Section 409A of the Code, including setting forth the time and manner of the election (including a compliant time and form of payment), the date on which the election is irrevocable, and whether the election can be changed until the date it is irrevocable.

b.           No Right of Continued Employment.  The Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.  No Employee, Consultant or Director shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

c.           Unfunded, Unsecured Plan.  Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right or title to any assets, funds or property of the Company or any Subsidiary, including without limitation, any specific funds, assets or other property which the Company or any Subsidiary may set aside in anticipation of any liability under the Plan.  A Participant shall have only a contractual right to an Award or the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

d.           Severability.  If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended or limited in scope to conform to Applicable Laws or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

e.           Acceptance of Plan.  By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Board or the Company, in any case in accordance with the terms and conditions of the Plan.

f.           Successors.  All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein and in any Award Agreements shall be deemed to refer to such successors.